EXHIBIT 21.1

HALLIBURTON COMPANY
Subsidiaries of the Registrant
December 31, 2010

STATE OR COUNTRY
NAME OF COMPANY	OF INCORPORATION

Baroid International Trading, LLC	United States
BITC Holdings (US) LLC	United States
DII Industries, LLC	United States
Halliburton Affiliates, LLC	United States
Halliburton AS	Norway
Halliburton Breswater B.V.	Netherlands
Halliburton Canada Holdings, Inc.	United States
Halliburton de Mexico, S. de R.L. de C.V.	Mexico
Halliburton Energy Cayman Islands Limited	Cayman Islands
Halliburton Energy Services, Inc.	United States
Halliburton Far East Pte Ltd	Singapore
Halliburton Group Canada LLC	Canada
Halliburton Group Holdings (1) Company LLC	Canada
Halliburton Holding Germany GmbH & Co. KG	Germany
Halliburton International, Inc.	United States
Halliburton Investments B.V.	Netherlands
Halliburton Latin America S.A., LLC	United States
Halliburton Netherlands Operations Cooperatie	Netherlands
Halliburton Norway Holdings C.V.	Netherlands
Halliburton Overseas Limited	Cayman Islands
Halliburton West Africa Ltd.	Cayman Islands
Halliburton Worldwide Limited	Cayman Islands
HES Holding, Inc.	United States
HES Corporation	United States
Kellogg Energy Services, Inc.	United States
Landmark Graphics Corporation	United States
Oilfield Telecommunications, LLC.	United States